Exhibit 10b(27)



                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                            CAROLINA POWER AND LIGHT

                                       AND

                                 TOM D. KILGORE




                                 AUGUST 3, 1998


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                              EMPLOYMENT AGREEMENT


        EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 3rd day of August, 1998, between Carolina Power & Light Company ("Company"), and Tom D. Kilgore ("Kilgore").

                                    RECITALS

        1. The Company and Kilgore wish to enter into an employment relationship whereby Kilgore will be employed initially as Senior Vice President Power - Operations at Carolina Power and Light.

        2. Kilgore will be employed as an "at will" employee of CP&L. The parties wish to enter into this Agreement to set forth certain terms related to that relationship.

                                   PROVISIONS

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

        1. TERM OF EMPLOYMENT.

               (a) Employment. The Company hereby agrees to employ Kilgore as an "at will" employee, and Kilgore hereby accepts employment with CP&L, for the Employment Term stated herein, subject to the terms and conditions hereof.

               (b) Employment Term. Unless sooner terminated in accordance with the provisions of Section 6, Kilgore's term of employment with CP&L under this Agreement (the "Employment Term") shall commence as of that date his employment commenced on August 3, 1998 and shall continue until terminated by CP&L or Kilgore pursuant to Section 7.

        2. RESPONSIBILITIES; OTHER ACTIVITIES.

               Kilgore shall initially occupy the position of Senior Vice President -- Power Operations and shall undertake the general responsibilities and duties of such position as directed by CP&L. During the Employment Term, Kilgore shall perform faithfully the duties of Kilgore's position, devote all of Kilgore's working time and energies to the business and affairs of CP&L and shall use Kilgore's best efforts, skills and abilities to promote CP&L's. CP&L reserves the right to reassign Kilgore to other positions.


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        3. SALARY.

               As compensation for the services to be performed hereunder:
Kilgore will be paid a salary at the annual rate of $250,000 (Two Hundred Fifty Thousand Dollars)(less applicable withholdings) beginning on August 3, 1998. Annual salary for each subsequent year of the Employment Term shall be subject to adjustment by CP&L at its discretion. Annual Salary shall be deemed earned proportionally as Kilgore performs services over the course of the Salary Year. Payments of annual Salary shall be made, except as otherwise provided herein, in accordance with CP&L's standard payroll policies and procedures.

        4. TRANSITION COMPENSATION.

               Kilgore will receive a cash payment of $100,000 (less witholdings) within 30 days of hire. An additional $100,000 (less withholdings) cash payment will be paid within 30 days of the first anniversary date of hire, assuming continued employment and satisfactory performance.

        5. RELOCATION.

               (a). Relocation Program. Kilgore will be eligible to participate in CP&L relocation program in accordance with its terms with any taxable portion grossed up.

               (b). Temporary Living Expenses. Kilgore will be provided temporary living expense for a period of up to six months.

        6. BENEFITS

               During the Employment Term, Kilgore shall be entitled to participate in all-Company sponsored benefits programs as CP&L may have in effect upon terms and in accordance with policies and procedures substantially equivalent to those then in effect and applicable generally to employees of CP&L. Provided, however, that nothing contained in this Agreement shall require CP&L to continue to offer such benefits or programs or to limit CP&L's absolute right to modify or eliminate these benefits.

               (a). Management Incentive Compensation Program. Kilgore will be eligible to participate in the Management Incentive Compensation Program
(MICP)beginning in 1998, for which payment will be made on or before March 31, 1999. Pursuant to the terms of MICP, Kilgore's target compensation under such program will be approximately 35% of base salary earnings; provided, however, that any compensation payable for 1998 performance will be pro rated based upon the date on which Kilgore begins his employment with CP&L under this agreement.

               (b). Long Term Incentives. Kilgore will be eligible to participate in the 1998 Performance Share Sub-Plan under the Equity Incentive Program in accordance with the terms of the plan.

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               (c). Restricted Share Grant Plan. Kilgore will be eligible to participate in the Restricted Share Grant Plan under the Equity Incentive Program in accordance with the terms of the plan.

               (d). Deferred Compensation Plan for Key Management Employees. Kilgore will be eligible for participation in CP&L's Deferred Compensation Plan for Key Management Employees, subject to its terms. Additionally, Kilgore and CP&L agree to execute a separate agreement underwhich CP&L will defer on Kilgore's behalf, an amount to generate retirement income equal to $500,000. A term of this agreement will provide: (1) that if Kilgore retires from CP&L after age 65, this income will be paid over a 15 year period beginning at retirement;
(2) if termination of employment occurs between age 60 and age 65, reduced benefits will be available; and (3) if termination occurs before age 60, Kilgore will forfeit this CP&L provided deferral benefit.

               (e). Supplemental Retirement Plan. Pursuant to its terms, Kilgore will be eligible for participation in CP&L Supplemental Retirement Plan (SRP), subject to its terms.

               (f). Supplemental Senior Executive Retirement Plan. Kilgore shall be eligible for participation in CP&L's Supplemental Senior Executive Retirement Plan (SERP), subject to its terms. In connection with Kilgore's participation in SERP, Kilgore, upon hire, will be awarded five (5) years of service toward the vesting requirements of SERP. This credit will not apply to the vesting requirements of any other plan or benefit program at CP&L.

               (g). Executive Permanent Life Insurance Program. Kilgore shall be eligible to participate in CP&L's Executive Permanent Life Insurance Program, subject to its terms.

               (h). Executive AD&D Life Insurance. Kilgore shall be eligible to participate in CP&L's Executive AD&D Life Insurance Program, subject to its terms.

               (i). Stock Purchase Savings Plan. Kilgore shall be eligible to participate in CP&L's Stock Purchase Savings Plan, subject to its terms.

               (j). Financial/ Estate Planning. Consistent with CP&L's practice with respect to other senior executives, Kilgore will be reimbursed for financial and estate planning including financial planning and tax preparation.

               (k). Vacation. Kilgore shall be entitled to four (4) weeks of paid vacation days

               (l). Holiday. Kilgore will be eligible for ten (10) paid holidays in each calendar year as provided in the CP&L Handbook.

               (m). Automobile Allowance. Kilgore will be eligible to receive an automobile allowance of $1350 per month (less withholdings) subject to the terms of CP&L's

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policies. Kilgore will also be eligible for a cellular phone and reserved parking at CP&L's expense.

               (n). Annual Physical. CP&L will pay for an annual physical examination by a physician of Kilgore's choice.

               (o). Capital City Club. CP&L will pay an initiation fee and monthly dues for a membership at the Capital City Club for Kilgore.

               (p). Airline Club Membership. CP&L will provide airline club membership in accordance with CP&L policy.

               (q). Country Club Membership. At Kilgore's option, if joined, CP&L will pay an initiation fee and monthly dues for a membership for Kilgore at a country club approved by CP&L. Business related expenses will be reimbursed consistent with CP&L's expense account guidelines.

               (r). Personal Computer. CP&L will provide a personal computer to Kilgore to be used at his personal residence.

               (s). Other Benefits. Kilgore shall be eligible for participation in other CP&L benefit plans, subject to the terms of the respective plans, as described in more detail in the Employee Handbook. In addition, upon retirement from CP&L, Kilgore will be entitled to the same medical and dental coverage provided to other future retirees, such as the Presidential/Chief Executive Office; provided that to the extent any such benefit may not be provided to Kilgore due to statutory or regulatory limitation, CP&L will obtain substantially equivalent coverage on an insured basis.

        7. TERMINATION OF EMPLOYMENT.

               (a). The employment relationship between Kilgore and CP&L is "at will" and may be terminated by either CP&L or Kilgore with or without advance notice and may be terminated with or without cause as defined below.

               (b). Termination Without Cause. Within two years of employment (on or before August 3, 2000), if Kilgore's employment is terminated without cause, then Kilgore will be provided with severance benefits equal to two years of annual base salary, paid on a semi-monthly basis subject to the requirements of paragraph 7(h). In addition, Kilgore will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs.

               (c). Constructive Termination - If on or before August 3, 2000 Kilgore's employment is constructively terminated, then Kilgore will be provided with severance benefits equal to two years of annual base salary, paid on a semi-monthly basis subject to the

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requirements of paragraph 7(h). In addition, Kilgore will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs. For the purposes of paragraph 7 of this Agreement, a constructive termination will be deemed to occur if: a) there is a change in the form of ownership of CP&L (e.g., CP&L is acquired, enters into a business combination with another company or otherwise changes form of ownership) and b) Kilgore is asked to leave. If Kilgore's employment is constructively terminated under this paragraph, Kilgore is entitled to the greater of either the benefits contained in this paragraph or the benefits he is entitled to, if any, under the CP&L Management Change-in-Control Plan, according to the terms of the Plan.

               (d). Voluntary Termination - If Kilgore terminates his employment voluntarily for any reason at any time, then he shall be eligible to retain all benefits under existing benefit programs which have vested pursuant to the terms of those programs, but he shall not be entitled to any form of salary continuance or any form of severance benefit.

               (e). Termination for Cause - For purposes of this paragraph 7, cause for the terrmination of employment shall be defined as: (i) any act of Kilgore's including, but not limited to, misconduct, negligence, unlawfulness, dishonesty or inattention to the business, which is detrimental to CP&L's interests; or (ii). Kilgore's unsatisfactory job performance or failure to comply with CP&L's direction, policies, rules or regulations.

               (f). Termination Due to Death. In the event of the death of Kilgore during the Employment Term, Kilgore's employment hereunder shall terminate and CP&L shall have no further obligation to Kilgore under this Agreement except as specifically provided in this Agreement. Kilgore's estate shall be entitled to receive all earned but unpaid Salary accrued to the date of termination and any Bonus for a prior fiscal year that has been earned but not paid. Bonus, if any, for the current fiscal year shall be calculated on a pro rata basis for the portion of the fiscal year in which death occurred and shall be paid at the regularly scheduled time for the payment of the Bonus. Any rights and benefits Kilgore, or Kilgore's estate or other legal representatives, may have under employee benefit plans and programs of CP&L upon Kilgore's death during the Employment Term, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

               (g). Termination Due to Medical Condition.

                        (i). CP&L may terminate Kilgore's employment hereunder, subject to the Americans With Disabilities Act or other applicable law, due to medical condition if (i) for a period of 180 consecutive days during the Employment Term, Kilgore is totally and permanently disabled as determined in accordance with the Company's long-term disability plan, if any, as in effect during such time or (ii) at any time during which no such plan is in effect, Kilgore is substantially unable to perform Kilgore's duties hereunder because of a medical condition for a period of 180 consecutive days during the Employment Term.

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                        (ii). Upon the termination of Kilgore's employment due
to medical condition, CP&L shall have no further obligation to Kilgore under this Agreement except as specifically provided in this Agreement. Upon such termination, Kilgore shall be entitled to all earned but unpaid Salary accrued to the date of termination and any Bonus for a prior fiscal year that has been earned but not paid. Bonus, if any, for the current fiscal year shall be calculated on a pro rata basis for the portion of the fiscal year Kilgore was employed by CP&L and shall be paid at the regularly scheduled time for the payment of the Bonus. Any continued rights and benefits Kilgore, or Kilgore's legal representatives, may have under employee benefit plans and programs of CP&L upon Kilgore's termination due to medical condition, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

               (h). Release of Claims - In order to receive continuation of salary under this paragraph 7(b) and 7(c), Kilgore agrees to execute a written release of all claims against CP&L, and its employees, officers, directors, subsidiaries and affiliates, on a form acceptable to CP&L.

        8. ASSIGNABILITY.

               No rights or obligations of Kilgore under this Agreement may be assigned or transferred by Kilgore, except that (a) Kilgore's rights to compensation and benefits hereunder may be transferred by will or laws of intestacy to the extent specified herein and (b) Kilgore's rights under employee benefit plans or programs described in Section 5(a) may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. The Company may assign or transfer its rights and obligations under this Agreement.

        9. CONFIDENTIALITY. Kilgore will not disclose the terms of this Agreement except (i) to financial and legal advisors under an obligation to maintain confidentiality, or (ii) as required by a valid court order or subpoena (and in such event will use Kilgore's best efforts to obtain a protective order requiring that all disclosure be kept under court seal) and will notify CP&L promptly upon receipt of such order or subpoena.

        10. MISCELLANEOUS.

               (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina without reference to laws governing conflicts of law.

               (b) Entire Agreement. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any, previously entered into by them with respect thereto.

               (c) Amendment or Modification; Waiver. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by

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Kilgore and by an officer of CP&L thereunto duly authorized to do so. Except as otherwise specifically provided in the Agreement, no waiver by a party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a wavier of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

               (d) Notice. Any notice (with the exception of notice of termination by CP&L, which may be given by any means and need not be in writing except that if termination is for Cause, oral notice must be followed by written notice required under Section 5(c) hereof) or other document or communication required or permitted to be given or delivered hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) mailed by United States mail, certified, return receipt requested, with proper postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service, to the party to whom it is to be given at the address of such party as set forth below (or to such other address as a party shall have designated by notice to the other parties given pursuant hereto):

               If to Kilgore:

                      Tom D. Kilgore
                      Carolina Power and Light
                      CPB 1223
                      Raleigh, North Carolina  27601

               If to CP&L:

                      Carolina Power & Light Company
                      411 Fayetteville Street
                      Raleigh, North Carolina  27602
                      Attention:  Vice President-Human Resources

Any such notice, request, demand, advice, schedule, report, certificate, direction, instruction or other document or communication so mailed or sent shall be deemed to have been duly given, if sent by mail, on the third business day following the date on which it was deposited at a United States post office, and if delivered by hand, at the time of delivery by such commercial courier or delivery service, and, if delivered by overnight delivery service, on the first business day following the date on which it was delivered to the custody of such common carrier or commercial courier or delivery service, as all such dates are evidenced by the applicable delivery receipt, airbill or other shipping or mailing document.

               (e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

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               (f) References. In the event of Kilgore's death or a judicial determination of Kilgore's incompetence, reference in this Agreement to Kilgore shall be deemed, where appropriate, to refer to Kilgore's legal representative, or, where appropriate, to Kilgore's beneficiary or beneficiaries.

               (g) Headings. Headings contained herein are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

               (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

               (i) Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                        (i) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                        (ii) All references herein to particular articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits are references to articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits of this Agreement.

                        (iii) Each party and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any rule of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

                        (iv) As used in this Agreement, "including" is illustrative, and means "including but not limited to."

               (j) Remedies. Remedies specified in this Agreement are in addition to any others available at law or in equity.

               (k) Withholding Taxes. All payments under this Agreement shall be subject to applicable income, excise and employment tax withholding requirements.

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        IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their duly authorized officer, as the case may be, all as of the day and year written below.

By: /s/ Tom D. Kilgore                       Date:
    ------------------------------------          ------------------------------
        Tom D. Kilgore


By: /s/ Brenda F. Castonguay                 Date:
    ------------------------------------          ------------------------------
        Carolina Power & Light Company

Title:  VP - Human Resources
        --------------------------------